Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-153058 and No. 333-213389) pertaining to the 2007 and 2015 Share Incentive Plans of Agria Corporation, of our report dated September 20, 2016, relating to the consolidated financial statements of Agria Corporation and its subsidiaries, which report appears in the Annual Report on Form 20-F of Agria Corporation for the year ended June 30, 2016.

/s/ GHP Horwath, P.C.

Denver, Colorado

September 20, 2016